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                                                            (2) Earnings Release

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                                      News Release

Contacts:  Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
           Investors - James L. Wainscott, Senior Vice President
           & CFO (513) 425-5392
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                     AK STEEL REPORTS THIRD QUARTER RESULTS

     MIDDLETOWN, OH, October 19, 2001 -- AK Steel (NYSE: AKS) reported a net loss of $5.9 million, or $0.06 per diluted share of common stock, for the third quarter of 2001. Operating profit was $22 million, or $15 per ton shipped, on sales of slightly more than $1 billion.

     Value-added products comprised a record 93.3% of shipments in the quarter, although total shipments of 1,457,000 tons were lower than in the second quarter of 2001, partially as a result of seasonal automotive industry outages. AK Steel said also that shipments were lower due to its decision to not sell some material to the spot market, where prices were severely depressed.

     AK Steel said it incurred approximately $18 million of additional costs in the quarter as a result of several planned maintenance outages, in particular at its blast furnace in Ashland, Kentucky and hot strip mill in Middletown. The company said these costs were largely offset by lower operating costs, primarily the result of lower raw material and energy prices, combined with a continued focus on productivity improvements.

     For example, the company's Rockport (IN) Works' continuous galvanizing line broke its own world record, set in the second quarter, by producing 253,000 prime tons in the third quarter, a 6,000 ton increase over the previous mark.

      AK Steel said that it ended the quarter with a $65 million cash balance. The largest use of cash in the quarter was related to AK Steel's acquisition of the former Alpha Tube Corporation which was completed in July, at which time it was renamed AK Tube LLC.

     "AK Steel employees continue to focus their efforts on the keys to our success," said Richard M. Wardrop, Jr., chairman and chief executive officer of AK Steel. "During the quarter, our Butler Works became the first steel plant to achieve the Star designation for the Occupational Safety and Health Administration's Voluntary Protection Plan, a recognition that our safety program goes well beyond OSHA requirements," he said. "In addition, our Ashland Works became the first integrated steel plant in the U.S. to achieve the rigorous ISO 14001 environmental management system certification," said Mr. Wardrop.

No Stock Dividend Declared
--------------------------

     AK Steel said its board of directors did not declare a dividend on either the company's common stock or its Series B $3.625 Cumulative Convertible Preferred Stock. Payment of cash dividends in the current quarter is restricted by the terms of debt covenants governing the company's outstanding debt securities.

     AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 people in plants and offices in Middletown, Coshocton, Mansfield, Warren, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

                                     -more-


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             AK Steel Statement of Income & Earnings Per Share Data
             (Dollars and Shares in Millions Except Per Share Data)

                                           Three Months Ended       Nine Months Ended
                                             September 30,             September 30,
                                           2001         2000        2001         2000
                                      ----------------------   ----------------------
Shipments (000 tons)                      1,457        1,584       4,468        4,898

Net Sales                             $ 1,000.1    $ 1,140.0   $ 3,021.1    $ 3,551.7

Cost of Products Sold                     856.4        918.7     2,582.9      2,883.4
Selling and Administrative Expense         63.6         65.6       191.8        198.4
Depreciation                               58.1         57.6       176.5        178.0
                                      ---------    ---------   ---------    ---------
Total Operating Costs                     978.1      1,041.9     2,951.2      3,259.8

Operating Profit                           22.0         98.1        69.9        291.9

Interest Expense                           33.0         34.0       100.5        102.2
Other Income                                1.6          2.0         5.2          3.5
                                      ---------    ---------   ---------    ---------
Income (Loss) Before Income Taxes          (9.4)        66.1       (25.4)       193.2

Income Tax Provision (Benefit)             (3.5)        24.8        (9.4)        76.3
                                      ---------    ---------   ---------    ---------

Net Income (Loss)                          (5.9)        41.3       (16.0)       116.9

Less Preferred Dividends                    0.2          0.2         0.7          0.7
                                      ---------    ---------   ---------    ---------
Net Income (Loss) Applicable

         To Common Stock              $    (6.1)   $    41.1   $   (16.7)   $   116.2
                                      =========    =========   =========    =========

Basic Earnings Per Share
------------------------
Net Income (Loss)                     $   (0.06)   $    0.38   $   (0.16)   $    1.05
Weighted Average Shares Outstanding       107.7        108.7       107.8        110.1

Diluted Earnings Per Share
--------------------------
Net Income (Loss)                     $   (0.06)   $    0.38   $   (0.16)   $    1.05
Weighted Average Shares Outstanding       107.7        109.4       107.8        110.9